SOFT TOLL AGREEMENT
                             FOR ALUMINUM CAN STOCK
                                      AMONG
                       COCA-COLA BOTTLING CO. CONSOLIDATED
                                       AND
                          THE COCA-COLA TRADING COMPANY
                                       AND
                           ALUMINUM COMPANY OF AMERICA

 THIS SOFT TOLL AGREEMENT FOR ALUMINUM CAN STOCK (hereinafter referred to as the "Agreement") is effective as of the date of last signature of CCBCC, TCCTC, and Alcoa,

 Among                             COCA-COLA BOTTLING CO. CONSOLIDATED
                                   a _______________________ corporation
                                   having a place of business at:
                                   _____________________________________

                                   _____________________________________

                                   (hereinafter referred to as "CCBCC")


 And THE COCA-COLA TRADING COMPANY a Delaware corporation having a place of business at: One Coca-Cola Plaza, N.W., Atlanta,Georgia 30313 U.S.A. (hereinafter referred to as "TCCTC")

 And                              ALUMINUM COMPANY OF AMERICA
                                  a Pennsylvania corporation having a place of business at 1100 Riverview Plaza, Knoxville, PA 37902 U.S.A. (hereinafter referred to as "Alcoa")

                                    RECITALS:

A. TCCTC is a direct, wholly-owned subsidiary of The Coca-Cola Company ("TCCC") and is engaged in providing services in respect of the supply of aluminum can sheet for fabrication into can bodies and ends to be used by TCCC, its subsidiaries and participating bottlers, canners, and other companies authorized by TCCC to package, distribute and/or sell beverages under the trademarks of TCCC, including CCBCC.

B. Alcoa is a producer of aluminum can sheet and desires to avail itself of services provided by TCCTC to have CCBCC designate Alcoa as a supplier of aluminum can sheet for can bodies and ends to be used by CCBCC or its Affiliates.

C. CCBCC, TCCTC, and Alcoa have reached agreement on the terms and conditions necessary for implementation.

NOW, THEREFORE, IN CONSIDERATION of the promises and obligations of the parties contained in this Agreement, the parties agree as follows:

 1.     DEFINITIONS

        1.1     ALUMINUM CAN STOCK

                "ALUMINUM CAN STOCK" means aluminum beverage can body, end and tab stock that complies with TCCC's and its qualified can supplier's standards and specifications, applied in a consistent manner to all its aluminum can stock suppliers.

        1.2     CAN MANUFACTURER

                "CAN MANUFACTURER ('CM')" means Ball Corporation, Crown Cork & Seal Company, Inc., American National Can Company, and any current U.S. supplier to CCBCC of aluminum can bodies and/or ends that will use Aluminum Can Stock supplied hereunder.

        1.3     AFFILIATES

                "Affiliates" shall mean, as to any entity, any other entity which is controlled by, controls, or is under common control with such entity. The term "control" (including the terms "controlled," "controlled by," and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity.

        1.4     DELIVERY TERMS

                "FOB" shall mean "Free on Board" as more fully defined by INCOTERMS 1990.

        1.5     GROSS WEIGHT AND NET WEIGHT

                The term "Gross Weight" means the input weight of Aluminum Can Stock used to make a given number of can bodies and ends. The term "Net Weight" means the Gross Weight minus the weight of scrap generated in making the given number of can bodies and ends.

        1.6     TERM

                This Agreement will be effective with shipments of Aluminum Can Stock beginning January 1, 1999 and will terminate on December 31, 2000, unless sooner terminated as provided herein.

 2.     CAN MANUFACTURERS' COOPERATION

        2.1     CMS' COOPERATION

                TCCTC and CCBCC agree to use commercially reasonable efforts to secure the cooperation of the CMs in implementing the structure contemplated hereunder. If that cooperation cannot be achieved, then the parties to this Agreement shall meet to discuss issues that prevent the parties from achieving the objectives of this Agreement, and, appropriately modify this Agreement by mutual agreement.

 2.2    AGREEMENTS WITH CMS

                If, by December 31, 1998, agreements with respect to the use of the Aluminum Can Stock to be purchased by CMs as contemplated by this Agreement for can bodies and ends are not in place between CCBCC and its CMs, and which include those commitments by the CMs that are required under this Agreement, and which include commitments by the CMs to directly purchase all Aluminum Can Stock committed hereunder, and which are otherwise satisfactory to CCBCC, then CCBCC may terminate this Agreement with respect to the affected commitments.

                CCBCC will use commercially reasonable efforts to include, in those conversion agreements with the CMs, obligations on the CMs to (1) report to Alcoa the gross and net amounts of Aluminum Can Stock used hereunder by product and the net amount of Aluminum Can Stock used hereunder per thousand can bodies and ends, (2) accept Aluminum Can Stock committed hereunder at CCBCC's designated CM plants or other plants acceptable to

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


                Alcoa, (3) return class scrap to Alcoa on terms and conditions to be negotiated between the CM and Alcoa, and (4) to provide quarterly status reports to Alcoa, CCBCC, and TCCTC.

 3.     QUALITY AND DELIVERY

        3.1     WARRANTIES

                Alcoa warrants to TCCTC, CCBCC, and TCCC that all Aluminum Can Stock delivered under the Agreement (i) is merchantable and is fit for its intended purpose, in both cases, for making aluminum cans that meet the standards of TCCC and CM in effect on the date hereof, and (ii) meets or exceeds TCCC's and its qualified CMs' standards for Aluminum Can Stock to be used to manufacture can bodies and ends to meet TCCC's performance criteria and standards for aluminum can bodies and ends, which are being reasonably applied in a consistent manner to all such CM's Aluminum Can Stock suppliers, as they may change from time to time; provided, however, that Alcoa has agreed to such changes, and (iii) does not infringe the intellectual property rights of third parties.

        3.2     CMS TO LOOK TO ALCOA

                CCBCC will use good faith efforts to cause the CMs to look directly and exclusively to Alcoa for remedies for any quality or delivery problems with Aluminum Can Stock purchased under this Agreement, whether the CMs buy directly from Alcoa or through CCBCC. Alcoa agrees to directly provide, and to be solely responsible for providing, such remedies to the CMs. Any limitations on Alcoa's liability for quality or delivery problems will be determined between each CM and Alcoa. However, Alcoa will not limit its liability for quality or delivery problems with each CM for Aluminum Can Stock purchased under this Agreement more than it limits its liability with that CM for Aluminum Can Stock not purchased hereunder, and in any case no more than it limits it liability with that CM as of the last signing date of this Agreement. Alcoa shall not be responsible to TCCTC, CCBCC or TCCC for their incidental or consequential damages arising hereunder.

        3.3     INDEMNIFICATION

                Alcoa shall indemnify and hold harmless TCCTC, TCCC, and CCBCC, and all of their subsidiaries, officers, agents, and employees, collectively referred to as the "indemnified parties," against all claims, costs (including, without limitation, reasonable attorneys' fees, and full goods replacement and recall costs) and damages to the extent that they arise because of the Aluminum Can Stock supplied by Alcoa under this Agreement. The limitations on damages set forth in Section 3.2 above apply to this Section 3.3 except in the case of third party beverage consumer (other than CMs) and other beverage filler claims arising against the indemnified parties to the extent due to the Aluminum Can Stock supplied hereunder.

        3.4     DISQUALIFICATION

                TCCC or CCBCC may, without waiving other rights for failing to meet these warranties, disqualify Alcoa if its Aluminum Can Stock fails to meet these warranties, or if Alcoa repeatedly fails to provide timely delivery. Rejection or revocation of acceptance of Aluminum Can Stock may be made by the selected CM, and Alcoa shall work expeditiously, while coordinating with CCBCC and the CM, to replace such Aluminum Can Stock.

                In the event that Alcoa is disqualified or unable to be qualified at a CCBCC selected CM's plant, CCBCC will work with the CM and Alcoa to requalify or qualify. Until Alcoa is requalified or qualified, CCBCC shall be free to make alternative arrangements for its Aluminum Can Stock requirements. Alcoa shall pay to CCBCC any additional, direct, reasonable costs associated with rolling forward its aluminum metal hedge position with Alcoa or taking or transferring a metal position to another supplier resulting from those alternative arrangements. Until Alcoa is requalified or qualified, CCBCC is relieved of the affected volume commitments under this Agreement.

 4.     PURCHASE AND SALE OF ALUMINUM CAN STOCK

        4.1     VOLUME COMMITMENT

                4.1.1   NO TCCTC COMMITMENT

                        The Aluminum Can Stock commitments hereunder are made by CCBCC alone, and TCCTC has no liability for the commitments of CCBCC.

                4.1.2   COMMITMENT FOR CCBCC'S VOLUME

                        During the term of this Agreement, CCBCC will require its CMs to purchase, from Alcoa, one hundred percent (100%) of CCBCC's requirements for Aluminum Can Stock for can bodies and ends used at CCBCC's Nashville, Tennessee and Roanoke, Virginia can filling lines. Such purchases shall be in addition to any other purchase commitments any CM has with Alcoa, and shall in no event be a deduction or set off from any contractual commitment between such CM and Alcoa. However, if purchases hereunder are not in addition to any other purchase commitments any CM has with Alcoa, or are a deduction or set off from any contractual commitment between such CM and Alcoa, then Alcoa may terminate this Agreement, and CCBCC and TCCTC will have no liability, financial or otherwise as a result of such termination other than CCBCC's for any direct, reasonable Alcoa cost or expense incurred with respect to Aluminum Can Stock which has already been priced. It is estimated


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

                        that these two filling locations will use approximately 500 million can bodies and ends per year (this estimate is not a commitment to purchase).

                        4.1.3    ALCOA OBLIGATED TO SUPPLY

                        Alcoa will supply the amounts committed by CCBCC under this Agreement to the designated CMs for CCBCC's needs, and time is of the essence in all orders.

         4.2    PURCHASES BY CCBCC

                The parties contemplate that actual purchases of the Aluminum Can Stock committed hereunder will be made by CCBCC's CMs, as outlined below under Section 6.2. However, CCBCC may, with Alcoa's consent, purchase the Aluminum Can Stock.

 5.     SCRAP PURCHASE

        Alcoa will work individually with CCBCC's CMs to handle scrap generated in the use of Aluminum Can Stock purchased hereunder.

 6.     ALUMINUM CAN STOCK PRICING AND INVOICING

        6.1     PRICING

                Prices applicable hereunder are provided in the Pricing Schedule (Exhibit 1).

        6.2     INVOICING

                Except with respect to Aluminum Can Stock sold to CCBCC as provided in Section 4.2, Alcoa shall invoice (the "Alcoa invoices") the CM selected by CCBCC at the price of Section 1 of the Pricing Schedule.

                Any positive difference between the price invoiced under the Alcoa invoices and the CCBCC price under Section 2 price of the Pricing Schedule shall be paid by Alcoa to CCBCC, each calendar quarter, for each pound to which the prices correspond. If the CCBCC price under Section 2 of the Pricing Schedule is higher than that of the Alcoa invoices for particular pounds, then Alcoa shall issue to CCBCC, each calendar quarter, an invoice (payable net 30 days) for that difference. All invoicing hereunder shall be netted.

                When Alcoa invoices the CM, the CMs are the purchasers of the Aluminum Can Stock, and therefore own and have title to the Aluminum Can Stock.

 7.     ALCOA OPTION TO MEET ALCAN OFFERS

        7.1     ALCOA'S OPTION

                Alcoa is to remain competitive with offers received from Alcan Aluminum Corporation ("Alcan"), as described below in this
                Section 7.1. For Aluminum Can Stock that has not yet been priced by CCBCC under Section 3 of the Pricing Schedule, Alcoa has the option to meet the terms and conditions of any Alcan competitive offer(s) on conversion fees up to the aggregate volume not yet priced hereunder. If Alcoa does not meet the competitive offer on all of CCBCC's volume not yet priced hereunder, then CCBCC is free to accept it and is relieved of as much of the volume commitments under this Agreement as CCBCC so chooses, except to the extent it would relieve CCBCC of volume already priced under
                Section 3 of the Pricing Schedule.

        7.2     CERTIFICATION BY CCBCC'S CFO

                If CCBCC cannot provide to Alcoa a copy of a competitive offer under Section 7.1, Alcoa may request CCBCC's CFO to provide a representation letter to Alcoa certifying the competitive offer. If requested by and paid for by Alcoa, CCBCC's outside auditor will also certify that CCBCC is complying with this Section 7. In no way will these audit rights jeopardize the confidentiality of other CCBCC suppliers or provide Alcoa with competitive information.

 8.     MOST FAVORED NATION

        8.1     ALCOA SALES

                If Alcoa, or any Alcoa Affiliate, agrees to supply aluminum can sheet directly to any (a) U.S. soft drink maker or (b) CM at a price which includes a metal component price having a ceiling of less than $0.85 per pound, the parties will meet as soon as practicable for the purpose of revising this Agreement to reflect the implications of such a lower ceiling price level, if any.

                Except as provided below, if, taking into account, without limitation, all incentives, promotional activities, discounts, rebates, credits, subsidies for hedging costs, and the like, whether or not denominated as related to conversion, Alcoa, or any Alcoa Affiliate, is selling aluminum can sheet at a price which has a conversion fee component which is lower than that hereunder (whether or not such sale was initiated by Alcoa or was made in response to a request, initiative, or counter of another purchaser) directly to any (a) U.S. soft drink maker or
                (b) CM, then such lower fee shall be substituted for the conversion cost/lb. hereunder, during the same delivery period and on the same quantity as it is effective for such can maker. For purposes of determining conversion fees hereunder, the following shall be excluded from consideration:

                o Any systems savings programs between Alcoa and a U.S.
                  canmaker;

                o Any promotional prices or toll fees in connection with the promotion of new products;

                o Spot pricing or toll fees for incremental business; and

                o Annual or multi-year toll fee arrangements; provided, however, that within 5 business days of entering into such an arrangement with a CM which has a conversion fee lower than that provided hereunder, Alcoa shall give CCBCC notice of the material terms thereof, and CCBCC shall, within 10 business days of receipt of such notice, advise Alcoa of its interest in pursuing a similar arrangement and Alcoa will offer such similar arrangement with respect to the same quantity of Aluminum Can Stock, up to the quantity of volume unpriced for the delivery period in question.

        8.2     CERTIFICATION BY CFO

                If requested by CCBCC, Alcoa will certify, by letter from Alcoa's Rigid Packaging Division's Chief Financial Officer, that it is complying with this Section 8. If requested by and paid for by CCBCC, Alcoa's outside auditor will also certify that Alcoa is complying with this Section 8. In no way will these audit rights jeopardize confidentiality of other Alcoa customers or provide CCBCC with competitive information.

 9.     CAN PROMOTION

        Alcoa shall pay to CCBCC, quarterly, a can promotion allowance of $0.90/thousand cans produced out of Aluminum Can Stock purchased under this Agreement. Alcoa may request CCBCC's CFO to provide a representation letter to Alcoa certifying the number of cans so produced.

 10.    CHANGES IN INDUSTRY PRICING

        If pricing structures in the industry (such as the formula pricing of adding a metal component (including the midwest premium) and a conversion fee) change, then the parties shall meet to discuss appropriate modifications that may be necessary to achieve the objectives of the parties.

11.     CHANGES IN CAN STOCK SPECIFICATIONS

        The parties anticipate that changes in Aluminum Can Stock specifications will occur over time, and that Alcoa will be able to supply such Aluminum Can Stock. If Alcoa is unable to supply such Aluminum Can Stock in the necessary quantities and it is otherwise available, the parties shall meet to discuss and appropriately agree upon modification or termination of this Agreement to ensure CCBCC receives appropriate Aluminum Can Stock.

 12.    COST AND QUALITY INITIATIVES

        Alcoa and CCBCC will work together to lower system costs wherever possible without injury or hardship to each other. Alcoa and CCBCC will work together to improve system quality and service.

 13.    FORCE MAJEURE

        The obligations of each party hereunder shall be excused to the extent that party's performance, or the performance of another party obligated to that party, is prevented or substantially impeded by strikes, work stoppages and slowdowns, war, insurrection, government action, (including levies, etc.), casualty (including without limitation, fire, flood, accident and explosion), acts of God and any other or different circumstances beyond the reasonable control of such party (any of the foregoing events being referred to as an event of"Force Majeure"). The party affected by an event of Force Majeure shall promptly notify the other party, identifying the event and estimated duration. The parties shall take reasonable steps to limit the consequences hereunder of any Force Majeure events.

 14.    CONFIDENTIALITY

        Except to the extent that disclosures to other persons of confidential information relating to this Agreement may be required by law or such confidential information becomes public through no fault of the appropriate party, TCCTC, TCCC, CCBCC and Alcoa agree not to disclose, and to cause their Affiliates not to disclose, to any person any pricing or cost information, or any other terms of this Agreement, or any other confidential or proprietary information provided pursuant to this Agreement. However, after consultation with the other parties, a party may provide, but only on a need to know basis and only to the extent necessary, such information, in confidence, to financial, tax, and legal advisors.

 15.    ENTIRE AGREEMENT

        This Agreement and its Exhibits constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior oral or written agreements between the parties concerning the subject matter hereof.

 16.    AMENDMENT

        No amendment to this Agreement shall be binding unless it is in writing and signed by all parties.


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

 17.    WAIVER

        No waiver by any party of any breach of any provision of this Agreement shall constitute a waiver of any other breach of that or any other provision of this Agreement.

 18.    SEVERABILITY

        In the event that any of the provisions of this Agreement are held to be unenforceable the remaining provisions of this Agreement shall remain in full force and effect, except to the extent that the objectives of the parties are frustrated.

 19.    ASSIGNMENT

        19.1  IN GENERAL

                Except as otherwise provided herein, no party shall assign any rights or delegate any duties under this Agreement without the prior written approval of the other parties.

        19.2    TO AFFILIATES

                Any party may assign this Agreement to an Affiliate provided that such assignee shall agree in writing to be bound by all terms of this Agreement in the same manner and to the same extent as the party is bound.

        19.3    CHANGE OF CONTROL

                If a sale or other transfer, to an entity or Affiliate of an entity substantially involved in the manufacture, sale, marketing or distribution of non-alcoholic beverages, of a controlling interest in Alcoa or a controlling Affiliate is concluded, or a sale or other transfer, to an entity or Affiliate of an entity substantially involved in the manufacture, sale, marketing or distribution of non-alcoholic beverages, of substantially all of the assets of Alcoa or a controlling Affiliate is concluded, then CCBCC may terminate this Agreement.

        19.4    TO CCBCC SUCCESSORS

                In addition, should a sale or other transfer of a controlling interest in CCBCC be concluded, or a sale or other transfer of substantially all of the assets of CCBCC be concluded, then, with Alcoa's agreement, CCBCC shall assign and delegate its respective rights and duties under this Agreement to the successor entity, and the successor entity must agree to be bound in writing to the same extent as the assigning and delegating party. If Alcoa withholds agreement to such sale or transfer, then CCBCC may terminate this Agreement.

 20.    APPLICABLE LAW

 The validity, interpretation and performance of this Agreement shall be governed by the laws applicable to contracts to be performed in the State of Georgia without giving effect to the conflict of law or choice of law rules thereof.

 AGREED:

 COCA-COLA BOTTLING CO.                      ALUMINUM COMPANY OF AMERICA,
 CONSOLIDATED                                RIGID PACKAGING DIVISION

 By: /s/ James L. Moore                      By: /s/ Michael Coleman
     -------------------------------------       ----------------------------
     -------------------------------------       ----------------------------
     President and Chief Operating Officer       President

 Date: 1/5/99                                Date:  12/22/98
     -------------------------------------         --------------------------

                                             THE COCA-COLA TRADING COMPANY

                                             By: Kenneth L. Carty
                                                 ----------------------------
                                                 Kenneth L. Carty
                                                 Vice President

                                             Date: 1/8/99
                                                 ----------------------------

                                    EXHIBIT 1
                                PRICING SCHEDULE

1.     PRICING TO CMS

       THE FOLLOWING IS A GENERIC DESCRIPTION OF ALCOA'S CURRENT PRICING PRACTICES FOR ALUMINUM CAN SHEET FOR SALES TO ITS U.S. CAN MAKER CUSTOMERS.

       1.1    EFFECTIVE AND PRICING PERIODS FOR CM PRICING

       Throughout the term of this Agreement, prices to be charged by Alcoa to the CMs are calculated in Pricing Periods and then apply during Effective Periods, as follows:

Pricing Period             Effective Period
--------------             ----------------

3/1/1998 - 8/31/1998       1/1/1999 - 3/31/1999

9/1/1998 - 2/28/1999       4/1/1999 - 9/30/1999

3/1/1999 - 8/31/1999       10/1/1999 - 3/31/2000

9/1/1999 - 2/28/2000       4/1/2000 - 9/30/2000

3/1/2000 - 8/31/2000       10/1/2000- 12/31/2000.

1.2    CM PRICING

The price per pound of Aluminum Can Stock charged by Alcoa to the CMs hereunder is equal to the sum of a "CM Metal Component" and a "CM Conversion Fee." All prices for Aluminum Can Stock are FOB the CM's plant.

        1.2.1 CM METAL COMPONENT

        The CM Metal Component equals "CM Metal Cost" plus the "CM Midwest Premium," defined as follows:

        "CM Metal Cost" during an Effective Period is the average of the daily per pound cash settlement London Metal Exchange price for aluminum, as published in PLATT'S METAL WEEK during a corresponding six month "Pricing Period."


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

        "CM Midwest Premium" during an Effective Period is the average of the weekly per pound closing Midwest Premium for aluminum, as published in PLATT'S METAL WEEK, during a corresponding six month "Pricing Period."

        1.2.2 CM CONVERSION FEE

        The "CM Conversion Fee" for Aluminum Can Stock for can bodies, ends, and tab are listed in Alcoa's published price schedule dated 1997 February 28, attached hereto as Exhibit 2, as revised from time to time during the term hereof and subject to annual adjustments on each of April 1, 1999 and April 1, 2000, at one-half (1/2) of the year over year change in the Producer Price Index for Intermediate Materials, Supplies and Components, as published monthly by the U.S. Department of Commerce.

2.     CCBCC PRICING

The CCBCC price per pound of Aluminum Can Stock purchased hereunder is equal to the sum of a "CCBCC Metal Component" and a "CCBCC Conversion Fee." All prices for Aluminum Can Stock are FOB the CM's plant.

        2.1 CCBCC METAL COMPONENT

        The CCBCC Metal Component equals "CCBCC Metal Cost" plus the "CCBCC Midwest Premium," defined as follows:

                "CCBCC Metal Cost" during a calendar month is the average of the daily per pound cash settlement London Metal Exchange price for aluminum for the immediately preceding calendar month, as published in PLATT'S METAL WEEK. For example, the CCBCC Metal Cost during March, 1999 is equal to the average of the daily per pound cash settlement London Metal Exchange price for aluminum for February, 1999.

                "CCBCC Midwest Premium" during a calendar month is the average of the weekly per pound closing Midwest Premium for aluminum for the immediately preceding calendar month, as published in PLATT'S METAL WEEK.

        However, the "CCBCC Metal Cost" component may be changed by CCBCC as provided in Section 3 below.

        2.2 CCBCC CONVERSION FEE

                The "CCBCC Conversion Fee" for Aluminum Can Stock for can bodies, ends, and tab are listed in Alcoa's published price schedule dated 1997 February 28, subject to annual adjustments on each of April 1, 1999 and April 1, 2000, at one-half (1/2) of the year over year change in the Producer Price Index for Intermediate Materials, Supplies and Components, as published monthly by the

                U.S. Department of Commerce ("PPI"), or alternate agreed index if this PPI is no longer calculated. For example, the 2000 CCBCC Conversion Fee will be equal to the 1999 one plus (the 1999 conversion fee x (0.5 x ((1999 PPI - 1998 PPI)/ 1998 PPI))). If the PPI decreases, the CCBCC Conversion Fee will not be changed for the appropriate year. (In the event of extraordinary increases in cost items which were not included in, or a component of, the change in the PPI, the parties agree to review and if mutually agreeable, to make appropriate modifications.) However, CCBCC Conversion Fee is subject to the meeting competition and most favored nations provisions of the Agreement.

 3.     ALTERNATIVE PRICING OF THE CCBCC METAL COST

 As an alternative to Section 2.1 above, CCBCC may establish a price for the CCBCC Metal Cost for particular volumes by requesting Alcoa to (1) make spot metal purchases, (2) fix a metal price forward, (3) establish a minimum and maximum metal price band, or (4) establish a ceiling metal price. In such cases, Alcoa and CCBCC wi11 negotiate a charge, if any, to establish such pricing, and agree upon any timing or related pricing issues. Alcoa will issue an invoice to CCBCC for any such agreed upon charge, to be netted quarterly with the invoicing of Section 6.2 and the can promotion of Section 9 of the Agreement. The charge, if any, shall reflect the cost of establishing the price requested by CCBCC.

 Once a volume of Aluminum Can Stock has been priced, it cannot be repriced. Furthermore, this Section 3 can only be used to price the Net Weight of Aluminum Can Stock. Once Aluminum Can Stock has been priced under this Section 3, CCBCC must take that volume of Aluminum Can Stock in the agreed periods, or pay Alcoa to the extent Alcoa is directly and actually harmed by a canceled order or deferred delivery date, unless such cancellation or deferrals are due to disqualification..

                                      -14-